ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, made and entered into this 10th day of March, 2008 (the "Agreement"), by and between Holladay Broadcasting of Louisiana, LLC, PO Box 4808, Monroe, LA 71211 ("Seller") and Debut Broadcasting Mississippi, Inc., 1209 16th Avenue South, Suite 200, Nashville, TN 37212 or its assignee ("Buyer").

WITNESSETH:

WHEREAS, Seller owns the assets used in the operation of radio station WBBV FM 101.3 MHz in Vicksburg, MS (the "Station") and is authorized to operate the Station pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used and/or useful in connection with the operation of the Station, all on the terms and subject to the conditions set forth herein, including prior approval of the FCC.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1 **Transfer of Assets**. On the Closing Date (as defined in Section 5.1 hereof), Seller shall sell, assign, transfer and convey to Buyer or its designated assignee, and Buyer shall purchase and assume from Seller, substantially all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real, personal, or mixed, tangible and intangible, owned or leased by Seller as the case may be, which are used and/or

useful in connection with the operation of the Station, as the same shall exist on the Closing Date, including but not limited to the following (but excluding the Excluded Assets specified in Section 1.3 hereof), all such assets being referred to herein as the "Station Assets." The Station Assets include, without limitation, the following:

1.1.1 All licenses, permits and other authorizations issued by the FCC and any other federal, state or local government authority (the "Station Licenses") to Seller in connection with and necessary for the conduct of the business and the operation of the Station, together with renewals or modifications of such Station Licenses between the date hereof and the Closing Date, including but not limited to those listed on Schedule 1.1.1 attached hereto;

1.1.2 All equipment, machinery, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description, and Seller's rights therein, of Seller with respect to the Station, together with any improvements or replacements thereof and additions thereto, made between the date hereof and the Closing Date which Buyer has agreed to assume in writing at Closing, including but not limited to those listed on Schedule 1.1.2 hereto;

1.1.3 All contracts, agreements and leases, written or oral, relating to the operation of the Station which are listed in Schedule 1.1.3 hereto (the "Assumed Contracts"), together with all contracts, agreements and leases entered into or acquired by Seller between the date hereof and the Closing Date which Buyer has agreed to assume in writing at Closing;

1.1.4 All of Seller's right, title and interest in and to the call letters "WBBV," trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos and slogans or licenses to use same (the "Intangible Personal Property"), together with any associated goodwill and any additions thereto between the date hereof and the Closing Date, including but not limited to those described on Schedule 1.1.4 attached hereto; Sellers rights to the trade name "The Radio People" shall be excluded;

1.1.5 All books, files, records and logs relating to the conduct of the Station's business and the operation of the Station (collectively the "Station Records"). For three years following Closing, Seller shall have reasonable access to such books, files, records and logs for inspection and duplication at Seller's expense during normal business hours, and to the originals if required, for the purposes of bookkeeping, tax return preparation and accounting procedures, and for such other purposes as may be customary or reasonably necessary;

1.2 **No Liens.** Subject to Section 1.1.3 hereof, the Station Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, or other liens, liabilities and encumbrances whatsoever (collectively, the "Liens").

1.3 **Excluded Assets.** Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Station Assets shall not include the following assets along with all rights, title and interest therein which shall be referred to as the "Excluded Assets":

1.3.1 All cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks and accounts receivable.

1.3.2 All contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

1.3.3 All other contracts of Seller, including employment contracts, whether written or oral, not assumed by Buyer pursuant to the terms of Section 2.1 hereof;

1.3.4 All pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any maintained by Seller;

1.3.5 All contracts of insurance and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date and

1.3.6 The trade name "The Radio People".

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

2.1 **Assumption of Obligations.** Subject to the provisions of this Section 2.1, Section 2.2 and Section 3.4, on the Closing Date, Buyer shall assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller arising or to be performed on or after the Closing Date under (i) the Assumed Contracts and (ii) any other contracts entered into between the date hereof and the Closing Date which Buyer may in its sole discretion expressly agree in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

2.2 **Retained Liabilities.** Except as set forth in Section 2.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume any other liability, obligation, commitment, undertaking, expense or agreement of Seller of any kind or nature, absolute or contingent, known or unknown, and the execution and performance of this Agreement shall not render Buyer liable for any such liability, obligation, undertaking, expense or agreement. All of such liabilities and obligations shall be referred to herein collectively as the "Retained Liabilities." Without limiting the generality of the foregoing, it is understood and agreed that Buyer is not agreeing to, and shall not, assume any liability or obligation of Seller to Seller's employees under any existing written or oral agreements with Seller, including any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any other matter other than liabilities and obligations arising following the Closing.

ARTICLE 3

PURCHASE PRICE

3.1 **Purchase Price.** Subject to certain adjustments pursuant to Section 3.2 below, the purchase price for the

transfer of the Station Assets from Seller to Buyer shall be Nine Hundred Thousand Dollars ($900,000) (the "Purchase Price").

3.2 **Payment of Purchase Price.** The Purchase Price shall be paid as follows:

3.2.1 Upon execution of this Purchase and Sale Agreement, Buyer shall provide a Letter of Credit in the amount of Fifty Thousand Dollars ($50,000) from a bank of Buyer's choosing ("Bank Agent"). The Letter of Credit shall be in a form and substance acceptable to Seller.

3.2.2 At Closing, Buyer shall pay to Seller the Purchase Price, as follows:

3.2.2.1 One Hundred Thousand Dollars ($100,000), by wire transfer of immediately available funds, plus or minus any adjustments to be made pursuant to Section 3.5 hereof.

3.2.2.2 Eight Hundred Thousand Dollars ($800,000), in the form of a promissory note ("the Promissory Note"), attached hereto, which includes a first priority lien on the Station Assets of WBBV-FM transferred under this Agreement as Schedule 3.2.2.2.

3.2.2.3 No later than one (1) day prior to the Closing Date, Seller shall deliver to Buyer a complete and detailed itemization of all Account Receivables outstanding as of the Closing Time, in an aged accounts receivable format, arising from the operations of the Station prior to the Closing Time. At Closing, Seller shall assign such Accounts Receivable to Buyer, and Buyer shall agree to pay Seller ninety percent (90%) of the aggregate value of the Aged Accounts Receivable outstanding for not more than 90 days and any other Accounts Receivable that Buyer may accept (the "Assigned Accounts Receivable"). Seller will make payment to Buyer for the Assigned Accounts Receivable in three (3) equal monthly payments. Buyer may exclude from the Assigned Accounts Receivable those Accounts Receivable which the debtor has expressly disputed in writing, and any barter agreements.

3.3 **Letter of Credit.**

3.3.1 In the event that this Agreement is terminated by Seller prior to the Closing solely because of Buyer's refusal or inability to close, Seller, if not in material default or breach of this Agreement, shall be entitled to draw on the Letter of Credit in accordance with its terms as liquidated damages and not as a penalty. Buyer and Seller each acknowledge and agree that the liquidated damage amount is Seller's sole remedy for Buyer's breach hereof and that such amount is reasonable in light of the anticipated harm which would be caused by Buyer's breach of this Agreement, the difficulty of proof of loss, the inconvenience and nonfeasability of otherwise obtaining an adequate remedy, and the value of the transaction to be consummated hereunder.

3.3.2 In the event that Buyer and Seller consummate the transaction contemplated herein or in the event of a termination pursuant to Section 15 hereof, Seller shall not be entitled to draw down against the Letter of Credit and shall provide such notice to the Bank Agent terminating the Letter of Credit.

3.4 **Allocation of Purchase Price.** The Purchase Price shall be allocated in accordance with Exhibit A hereto.

3.5 **Proration of Income and Expenses.** Except as otherwise provided herein, on the Closing Date, there shall be prorated all payments of rent, utilities, insurance, and all operating expenses of the Station, including but not limited to salaries, taxes, music and license fees, and other charges, so that Seller shall be responsible for all expenses incurred prior to the Closing Date and Buyer for all expenses incurred thereafter. In this regard, Seller shall pay the costs of all barter obligations, if any, engineering studies, ownership reports, employment reports, or other reports or FCC filings required by virtue of Seller's ownership of the Station prior to the Closing Date, and Buyer shall pay the costs of all barter obligations, if any, engineering studies, ownership reports, employment reports, or other reports or FCC filings required by virtue of Buyer's ownership of the Station after the Closing Date. Each party, however, shall be responsible for its own expenses in connection with the transaction contemplated by this Agreement, including, without limitation, the preparation and prosecution of the Assignment Application (as defined herein) to be filed with the FCC pursuant to Section 4.2 of this Agreement; except

that Seller and Buyer shall share equally the FCC filing fee for the Assignment Application. Except as expressly provided in this Agreement, Buyer shall not be liable for any other expenses in connection with the transactions contemplated by this Agreement. Upon written request Seller may have thirty (30) days after the Closing Date to make final reconciliation in the event any unanticipated proration item occurs.

ARTICLE 4

GOVERNMENTAL CONSENTS

4.1 **FCC Consent.** It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the FCC Licenses and the transfer of the Station Assets is expressly conditioned on and is subject to the prior consent and approval of the FCC ("FCC Consent") without the imposition of any conditions on the transfer of the FCC Licenses which are materially adverse to Buyer or Seller.

4.2 **FCC Application.** Within ten business (10) days after execution of this Agreement, Seller and Buyer shall file with the FCC an application for assignment of the FCC License (the "Assignment Application") from Seller to Buyer. Seller and Buyer shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use their best efforts to obtain the grant of the Assignment Application as expeditiously as practicable. If the FCC Consent imposes any condition on either party hereto, such party shall use its best efforts to comply with such condition; provided, however, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon it. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing in this Section 4.2 shall be construed to limit either party's right to terminate this Agreement pursuant to Article 15 hereof.

ARTICLE 5

CLOSING

5.1 **Closing.** The closing of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days after the date on which the FCC Consent shall have given, pursuant to delegated authority (the "Closing Date"); provided, however, that in the event that informal objections or petitions to deny are filed against the Assignment Application, the Closing shall, at Buyer's option, occur within ten (10) business days after the date on which the FCC Consent shall have become a Final Order. A "Final Order" means an action of the FCC approving the Assignment Application, which is no longer subject to reconsideration or review by the FCC or any court or other governmental authority. The Closing shall be held at the offices of the Station, or at such place as the parties hereto may agree.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, all of which have been relied upon by Seller in entering into this Agreement and, except as specifically otherwise provided, all of which shall be true and correct on the Closing Date:

6.1 **Organization and Standing.** Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Buyer's expected assignee, Debut Broadcasting Mississippi, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.

6.2 **Authorization and Binding Obligation.** Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and upon the obtaining of all necessary approvals of the transactions contemplated by this Agreement, this Agreement will constitute, and the other agreements to be executed in connection herewith will constitute, the valid and binding

obligation of Buyer enforceable in accordance with their terms.

6.3 **Absence of Conflicting Agreement**. The execution, delivery and performance of this Agreement by Buyer: (a) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Buyer's articles of incorporation or by-laws; and (b) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Buyer is subject.

6.4 **FCC Qualifications.** To the best of Buyer's knowledge, it is qualified under the Communications Act of 1934, as amended, and under the rules and regulations of the FCC, to become the holder of the Station Licenses.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer, all of which have been relied upon by Buyer in entering into this Agreement and, except as specifically otherwise provided, all of which shall be true and correct on the Closing Date:

7.1 **Organization and Standing**. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Seller has the power and authority to own, lease and operate the Station Assets and to carry on the business of the Station as proposed to be conducted by Seller between the date hereof and the Closing Date.

7.2 **Authorization and Binding Obligation**. Seller has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the

agreements to be executed in connection herewith will constitute the valid and binding obligation of Seller enforceable in accordance with their terms.

7.3 **Absence of Conflicting Agreements.** The execution, delivery and performance of this Agreement by Seller: (a) will not conflict with, result in a breach of, or constitute a violation of or a default under, the provisions of Seller's articles of incorporation or by-law; (b) will not conflict with, result in a breach of, or constitute a violation of or default under, any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Station Assets are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which Seller or the Station Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

7.4 **Government Authorizations.** Schedule 1.1.1 hereto contains a true and complete list of the Station Licenses, which are required for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are proposed to be conducted by Buyer. Seller is the authorized legal holder of the Station Licenses listed in Schedule 1.1.1. The Station Licenses listed in Schedule 1.1.1 are in good standing, in full force and effect and sufficient for the operation of the Station as presently operated by Buyer. The operation of the Station is in accordance with the Station Licenses and the underlying construction permits. No proceedings are pending or threatened, nor, to Seller's knowledge, do any facts exist which may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the FCC Licenses or which may affect Buyer's ability to operate the Station in accordance with the Station Licenses and the FCC's rules except for the filings before the FCC by Opus Broadcasting Monroe, LLC ("Opus Actions") (i) Request for Investigation and Termination of Illegal Joint Operations and (ii) Petition to Deny Assignment of License as set forth in Schedule 1.1.5 hereto.

7.5 **Tangible Personal Property.** Schedule 1.1.2 hereto contains a list of all material tangible personal property owned, leased or held by Seller and used and/or useful in the conduct of the business and operation of the Station. The Tangible Personal Property which is leased is identified as such on Schedule 1.1.2. The Tangible Personal Property is all of the tangible personal property necessary to operate the Station in the manner in which it is presently operated. Except for the Tangible Personal Property leased by Seller, Seller owns and has, and will have on the Closing Date, good and marketable title to all of the Tangible Personal Property (and to all other tangible personal property and assets to be transferred to Buyer hereunder), and none of such property at the Closing will be subject to any security interest, mortgage, pledge, or other lien or encumbrance. To Seller's knowledge, all of the items of the Tangible Personal Property are in good repair and normal operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operation of the Station in its customary manner and in accordance with its licenses and the rules, regulations and policies of the Commission and all other governmental authorities having jurisdiction thereof.

7.6 **Contracts.** Schedule 1.1.3 hereto contains a list of all of the agreements, leases and other contracts to which the Station and Seller is a party or by which, as of the date hereof, the Station and Seller may be bound or obligated in any way or which are required to operate the Station in the manner in which it is now being operated (the "Contracts"). All of the Contracts are valid, binding and enforceable by Seller in accordance with their respective terms. Seller is not in material breach or default thereof, there is no claim of breach or default, and Seller has no knowledge of any act or omission which has occurred or which has been threatened which could result in a breach or default thereof. Those Assumed Contracts requiring the consent of a third party to assignment which Seller and Buyer agree are critical to the consummation of the transactions contemplated hereby are identified as "Material Contracts" and are so marked on Schedule 1.1.3. Notwithstanding the foregoing, if it is discovered before Closing that Seller failed to list a contract in Schedule 1.1.3 other than a Material Contract

which was required to be listed, then Buyer may elect in its sole discretion to accept or reject such contract.

7.7 **Intangible Personal Property.** Schedule 1.1.4 hereto contains a list of all intangible personal property applied for, issued to or owned by the Seller or under which Seller is a licensee and used in the conduct of the business and operation of the Station referred to in Section 1.1.4 (but excluding those included in the Excluded Assets and referred to in Section 1.3). The Intangible Personal Property is all of the intangible personal property used in the operation of the Station in the manner conducted by Seller. Seller has the right to use all of such property and such use does not infringe on or violate any other party's rights.

7.8 **Insurance.** All of the assets to be sold to Buyer which are of an insurable character is insured by financially sound and reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for properties and assets of that nature. All such insurances policies are listed in Exhibit B hereto and are in current force and effect and full coverage thereunder shall remain in effect through the Closing.

7.9 **Taxes.** Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by Seller.

7.10 **Environmental.** To the best of Seller's knowledge, (i) Seller has not unlawfully disposed of any hazardous waste or hazardous substance including Polychlorinated Biphenyl's ("PCBs") at the location of the Station, and (ii) the technical equipment included in the Station Assets does not contain any PCB.

7.11 **Employee and Labor Relations.**

7.11.1 Seller is not a party to any contract with any labor organization, nor has Seller agreed to

recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

7.11.2 Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation and payment and withholding of taxes in connection with the operation of the Station.

7.11.3 Seller has not promised to any employee of the Station that Buyer will be hiring any such employee or otherwise made any offer of employment to any employee of the Station on behalf of Buyer. All employees of the Station shall be terminable, without liability to Buyer, on and as of the Closing Date. Buyer will have no liability to any present or past employee of the Station for retirement, pension, bonus, termination, vacation, or other pay, or for hospitalization, major medical, life or other insurance or other employee benefits.

7.12 **Litigation.** There is no litigation or proceeding or investigation pending or threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement except for the Opus Actions as set forth in Section 7.4 and Schedule 1.1.5.

7.13 **Compliance with Law.** The operation of the Station and all of the Station Assets are in compliance in all material respects with all applicable federal, state and local laws, ordinances and regulations, including the Communications Act of 1934, as amended and all rules and regulations issued thereunder. Without limiting the generality of the foregoing, Seller has timely filed all FCC reports and other documents required to be filed by any

governmental authority with respect to the Station and Seller has maintained its local public inspection file in full compliance with FCC requirements.

7.14 **Shareholders.** Bob Holladay is the only shareholder of Seller.

7.15 **Accuracy of Information.** No representation or warranty made by Seller hereunder or any information furnished or to be furnished to Buyer or any principal or agent of Buyer in connection with the transaction contemplated herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the information herein not misleading. Notwithstanding the generality of the foregoing, all financial information given to Buyer fairly reflects the condition of Seller as of the date hereof and fairly presents the results of operation of the Station for the periods reflected therein, and since the date of the most recent financial statement given to Buyer there have been no material adverse changes in the financial position of the Station.

ARTICLE 8

COVENANTS OF SELLER

8.1 **Affirmative Covenants**. Seller covenants and agrees with respect to the Station that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, it shall act in accordance with the following:

8.1.1 Seller shall conduct the business and operation of the Station in the ordinary and prudent course of business and with the intent of preserving the ongoing operations and assets, listeners, advertisers and business of the Station.

8.1.2 Seller shall operate the Station in material accordance with FCC rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders and remove and assume all responsibility and costs for removing any and all violations thereof, including the payment of any fines assessed or other sanctions that may be imposed therefor.

8.1.3 Seller shall provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 hereof or any Schedules referred to herein or attached hereto, plus Seller shall provide Buyer with all changes and developments in the Opus Actions.

8.1.4 Seller shall give prompt notice to Buyer of any unusual or material developments with respect to the business or operation of the Station.

8.1.5 Seller shall give or cause the Station to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request, and as authorized by the management of Seller, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, contracts, reports and records including financial information and tax returns relating to the Station, to all buildings and equipment relating to the Station, and to the Station' employees in order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Station and to furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Station, that Buyer may reasonably request.

8.1.6 Seller shall perform all of the Contracts according to their respective terms and, if necessary, renew the same; provided, however, that, at Buyer's request, Seller will give protective notices of cancellation with respect to the Contracts which Buyer is not to assume.

8.1.7 Seller shall maintain the Tangible Personal Property in its present condition, subject to reasonable wear and tear and to dispositions in the normal course of business, and keep in effect all current insurance policies with respect thereto, and restore, repair or replace any lost or substantially damaged item of Tangible Personal Property with an item of equivalent quality and value.

8.2 **Negative Covenants.** Seller covenants and agrees with respect to the Station that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, it shall act in accordance with the following:

8.2.1 Seller shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses.

8.2.2 Seller shall not create or permit any Lien affecting the Station Assets.

8.2.3 Seller shall not: (i) enter into any commitment for capital expenditures for which Buyer would be liable after the Closing Date; (ii) enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to any Station employee (to the extent the foregoing does not violate applicable law); or (iii) enter into any contract or commitment in relation to the Station' business or employees to which Buyer will be bound or which will adversely affect Buyer's operation of the Station following the Closing other than agreements cancelable without penalty prior to the Closing Date.

8.2.4 Seller shall not, other than in the ordinary course of business, sell or dispose of or commit to sell or dispose of any of the Station Assets unless, in the case of the Tangible Personal Property, the same are replaced by assets of equal quality and usefulness.

8.2.5 Seller shall not increase the salary, benefits or other compensation payable to any Station employee, except to the extent consistent with existing practice. Seller shall immediately notify Buyer upon taking any such action.

8.3. **Non-compete.** At Closing, Seller and Seller's principals shall enter into a non-compete agreement in the form attached hereto as Exhibit C, which, except for radio stations currently owned or controlled by Seller on the Closing Date, shall bar Seller and its Principals from having an ownership interest or investment in, or serving

as an officer, director or employee of, or serving as a consultant or advisor to, any radio broadcast business whose city of license, studio or transmitter site to Warren County, Mississippi and Madison Parish, Louisiana, for a period of one (1) year from the Closing Date. Said agreement shall further bar Seller and Seller's principals for a period of one (1) year after Closing from hiring or soliciting to hire any person employed by Buyer and whose duties relate substantially to the Station. The portion of the purchase price allocated to the foregoing non-compete agreement shall be in accordance with Exhibit A hereto.

ARTICLE 9

JOINT COVENANTS

Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

9.1 **Conditions.** If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

9.2 **Confidentiality.** Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party or (ii) is or becomes publicly known through no fault of the receiving party or its agents,

(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

9.3 **Cooperation.** Buyer and Seller shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it. Prior to the Closing Date, Buyer shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operations of the Station, except as allowed by the Time Brokerage Agreement executed contemporaneously with this Agreement.

ARTICLE 10

CONDITIONS OF CLOSING BY BUYER

The performance of the obligations of Buyer hereunder are subject to the satisfaction of each of the following express conditions precedent, provided that Buyer may, at its election, waive any of such conditions at Closing, notwithstanding that such condition is not fulfilled on the Closing Date:

10.1 **Representations, Warranties and Covenants.**

10.1.1 All representations and warranties of Seller contained herein or in any Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

10.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

10.2 **Governmental Consents.** The conditions specified in Sections 4.1 and 4.2 of this Agreement shall have been satisfied.

10.3 **Governmental Authorizations.** Seller shall be the holder of the Station Licenses and all other material licenses, permits and other authorizations listed in Schedule 1.1.1, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Station or the conduct of its business and operation. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the Station adverse effect on the Station or the conduct of its business and operation. No proceeding shall be pending which seeks or the effect or which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the Station Licenses or any other material licenses, permits or other authorizations of the Station.

10.4 **Adverse Proceedings.** No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms except for the Opus Actions.

10.5 **Third-Party Consents.** Seller shall have obtained and shall have delivered to Buyer all third-party consents to the Material Contracts.

10.6 **Closing Deliveries.** Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, each of the documents required to be delivered pursuant to Article 13.

10.7 **No Material Adverse Change.** Since the date of this Agreement, there shall not have occurred, whether or not within Seller's control, any material adverse change in the Assets.

10.8 **Liens.** The Station Assets shall be free and clear of all Liens.

ARTICLE 11

CONDITIONS OF CLOSING BY SELLER

The performance of the obligations of Seller hereunder are subject to the satisfaction of each of the following express conditions precedent, provided that Seller may, at its election, waive any of such conditions at Closing, notwithstanding that such condition is not fulfilled on the Closing Date:

11.1 **Representations, Warranties and Covenants.**

11.1.1 All representations and warranties of Buyer made in this Agreement or in any Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

11.1.2 All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

11.2 **Governmental Consents.** The conditions specified in Sections 4.1 and 4.2 of this Agreement shall have been satisfied.

11.3 **Adverse Proceedings.** No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

11.4 **Closing Deliveries.** Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered pursuant to Article 13.

ARTICLE 12

TRANSFER TAXES; FEES AND EXPENSES

12.1 **Expenses.** Except as set forth in Sections 3.5 and 12.2 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

12.2 **Transfer Taxes: Governmental Filing or Grant Fees.** All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes shall be borne by Seller.

ARTICLE 13

CLOSING DELIVERIES

13.1 **Seller's Deliveries.** At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

13.1.1 Bills of Sale and other instruments of assignment and transfer, all in a form normal and customary in the State of Mississippi and satisfactory to Buyer's counsel, as shall be effective to vest in Buyer or its permitted assignees, good and marketable title in and to the Station Assets transferred pursuant to this Agreement in accordance with the terms of this Agreement;

13.1.2 A certificate, dated the Closing Date, and substantially in the form of Exhibit D, of the Secretary of Seller certifying as to the resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

13.1.3 The Station Records, including the originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Station, including the Station' public file, shall be left at the Station and thereby delivered to Buyer; and

13.1.4 Such additional information and materials as Buyer shall have reasonably requested.

13.2 **Buyer's Deliveries.** At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

13.2.1 The Purchase Price as described in Section 3 hereof;

13.2.2 A certificate, dated the Closing Date, and substantially in the form of Exhibit E, of the Secretary of Buyer certifying as to the resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

13.2.3 Such additional information and materials as Seller shall have reasonably requested.

ARTICLE 14

INDEMNIFICATION

14.1 **Seller's Indemnities.** Seller hereby agrees to indemnify, defend and hold harmless Buyer and its assignee with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys' fees) ("Damages") asserted against, resulting from, imposed upon or incurred by Buyer directly or indirectly relating to or arising out of:

14.1.1 The breach by Seller of any of its representations or warranties, or failure by Seller to perform any of its covenants, conditions or agreements set forth in this Agreement;

14.1.2 The Retained Liabilities;

14.1.3 Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating

to the business and operation of the Station prior to the Closing Date;

14.1.4 Any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby;

14.1.5 A claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Seller; and

14.1.6 Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the Opus Actions identified in Section 7.4.

14.2 **Buyer's Indemnities.** Buyer hereby agrees to indemnify, defend and hold harmless Seller with respect to any and all Damages asserted against, resulting from, imposed upon or incurred by Seller directly or indirectly relating to or arising out of:

14.2.1 The breach by Buyer of any of its representations, warranties, or failure by Buyer to perform any of its covenants, conditions or agreements set forth in this Agreement;

14.2.2 The Assumed Liabilities;

14.2.3 Any and all claims, liabilities or obligations of any nature, absolute or contingent, relating to the business and operation of the Station as conducted by Buyer on and after the Closing Date; and

14.2.4 Subject to Section 16.14 below, a claim by any person or entity based on any arrangement or agreement to pay a commission, finder's fee or similar payment in connection with this Agreement made or alleged to have been made by Buyer.

14.3 **Survival of Representations and Warranties.** The representations and warranties contained herein shall be deemed and construed to be continuous and survive the Closing for a period of three (3) years following the Closing Date.

14.4 **Procedures.**

14.4.1 Promptly after the receipt by either party (the "Indemnified Party") of notice of (a) any claim or (b) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party) written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this Section 14.4.1 shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

14.4.2 If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

14.4.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall

have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent.

14.5 **Assignment of Claims.** In the event that any of the Damages for which an Indemnifying Party is responsible or allegedly responsible hereunder are recoverable or potentially recoverable against any third party at the time when payment is due under this Article 14, then the Indemnified Party shall assign any and all rights that it may have that are related in any fashion to the Damages or the facts or circumstances giving rise thereto to the Indemnifying Party as a condition to any payment due under this Article 14, or, if such rights are not assignable under applicable law or otherwise, the Indemnified Party hereunder shall attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of, and at the expense and direction of, the Indemnifying Party.

ARTICLE 15

TERMINATION RIGHTS

15.1 **Termination.**

15.1.1 This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

15.1.1.1 if any condition set forth herein to the obligations of the party seeking to terminate has not been satisfied or waived on or prior to the Closing Date; or

15.1.1.2 if the FCC denies the Assignment Application and such denial becomes a Final Order; or

15.1.1.3 if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

15.1.1.4 if the Closing has not occurred within twelve (12) months after the date on which the Assignment Application is accepted for filing by the FCC.

15.1.2 This Agreement may be terminated by mutual agreement of the parties hereto.

15.1.3. Buyer may terminate this Agreement pursuant to Section 16.2(a) hereunder.

15.2 **Liability**. The termination of this Agreement under Section 15.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1 **Specific Performance.** Seller and Buyer each recognize and acknowledge that, in the event that Seller shall fail to perform its obligations to consummate the transaction contemplated hereby, money damages alone will not be adequate to compensate Buyer for its injury. Seller and Buyer, therefore, each agree and acknowledge that, in the event of Seller's failure to perform its obligation to consummate the transaction contemplated hereby, Buyer shall be entitled, in addition to any action for monetary damages, and in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of Seller's obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

16.2 **Risk of Loss.** The risk of loss or damage to any of the Station Assets prior to the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing, Seller shall, at its expense, and in consultation with Buyer, repair, replace and restore any such damaged or lost Station Asset to its prior condition as soon as possible and in no event later than the Closing Date. In the event any such loss or damage requires the Station to be taken off the air or to operate with reduced

16.11 **Entire Agreement.** This Agreement and the Exhibits and Schedules attached hereto and the ancillary documents provided for herein embody the entire agreement and understanding of the parties hereto relating to the matter provided for herein and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

16.12 **Brokerage Fees.** Buyer is represented by Terry Greenwood, an agent for TAG Media Consulting, LLC, 8520 Woodfall Road, Nottingham, MD 21236 ("Buyer Representative"). Buyer will pay Buyer Representative a commission equal to two and-a-half percent (2.5%) of the purchase price. Buyer and Seller hereby mutually represent that there are no other finders, consultants or brokers involved in this transaction and that neither Seller nor Buyer has agreed to pay any other brokers', finders' or consultants' fees in connection with this transaction.

16.13 **Attorneys' Fees**. In the event of commencement of suit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive attorneys' fees and costs of collection as the court in which such suit is brought may adjudge reasonable in addition to all other relief granted.

16.14 **Time of Essence.** Time is of the essence with respect to every provision of this Agreement.

16.15 **Counterparts.** This Agreement may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures had appeared on the same physical document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

HOLLADAY BROADCASTING OF LOUISIANA, LLC

By: [signature]
Name: Robert Holladay
Title: Managing Member

DEBUT BROADCASTING MISSISSIPPI, INC.

By: [signature]
Name: Steven M. Ludwig
Title: CEO